NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE:  November 12, 2010

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES SECOND QUARTER EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported a loss for the second quarter of its fiscal year ending March 31, 2011.  For the quarter ended September 30, 2010, Community Financial reported a loss of $525,000 or $(0.16) per diluted common share, compared to $1,122,000 or $0.21 per diluted common share for the same period last year. The decrease in net income for the current quarter compared to the September 30, 2009 quarter was due primarily to an increase in the provision for loan losses, partially offset by an increase in net interest income.

Total interest income decreased $372,000 during the September 30, 2010 quarter compared to the September 30, 2009 quarter due to both a decrease in the volume and yield of our loan portfolio. Total interest expense decreased by $535,000 for the 2010 period compared to the same period in 2009 due primarily to a decrease in the interest rates paid on interest-bearing liabilities. Our interest rate spread increased by 13 basis points to 4.15% for the quarter ended September 30, 2010 compared to 4.02% for the same period in 2009.

Non-interest income increased $87,000 to $1,085,000 for the quarter ended September 30, 2010 from $998,000 for the September 30, 2009 quarter. The increase in non-interest income for the current quarter compared to the September 30, 2009 period was due to both an increase in transaction account charges and loan fees. Non-interest expenses increased $386,000 to $4.1 million for the September 30, 2010 quarter from $3.7 million for the September 30, 2009 quarter. The increase in non-interest expenses was due primarily to collection and disposition expenses related to foreclosed assets, partially offset by a decrease in FDIC premiums.

Community’s net income for the six months ended September 30, 2010 was $462,000 or $.02 per diluted common share, compared to $1,842,000 or $0.34 (loss) per diluted common share for the six months ended September 30, 2009. The decrease in net income for the six months ended September 30, 2010 compared to the same period ended September 30, 2009 can be attributed to an increase in the provision for loan loss, partially offset by an increase in net interest income and non-interest income. The increase in net interest income is attributable to an increase in the average outstanding balance of loans receivable and an increase in the interest rate spread for the six months ended September 30, 2010 compared to September 30, 2009.  The interest rate spread increased by 49 basis points to 4.26% for the six months September 30, 2010 compared to 3.77% for the same period in 2009.

At September 30, 2010, non-performing assets totaled approximately $19.1 million or 3.54% of assets compared to $17.7 million or 3.24% of assets at March 31, 2010. Our allowance for loan losses to non-performing loans was 69.8% and to total loans was 1.7% at September 30, 2010 compared to 55.3% and 1.6%, respectively, at March 31, 2010.  The increase in non-performing assets consisted of an increase of $4.0 million of real estate owned and repossessed assets, partially offset by a $2.6 million decrease in nonaccrual loans. The Company’s loans 30 days or more delinquent decreased to 5.53% at September 30, 2010 from 6.28% at March 31, 2010. Also the Bank’s regulatory risk-based capital increased from 11.25% at March 31, 2010 to 11.43% at September 30, 2010.

At September 30, 2010, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)
	September 30, 2010	March 31, 2010	Percent Increase (Decrease)
Total assets	$539,108	$547,180	(1.5)%
Loans receivable, net	491,717	502,126	(2.1)
Investment securities	1,771	1,771	---
Real estate owned and repossessed assets	7,141	3,182	124.4
Deposits	386,932	398,420	(2.9)
Borrowings	99,915	97,096	2.9
Stockholders’ equity	49,158	49,012	0.3

Selected Operations Data
(In thousands)
	Three Months ended September 30,		Percent Increase
	2010	2009	(Decrease
Interest income	$6,795	$7,167	(5.2)%
Interest expense	1,493	2,028	(26.4)
Net interest income	5,302	5,139	3.2
Provision for loan losses	3,171	651	387.1
Net interest income after provision for loan losses	2,130	4,488	(52.5)
Noninterest income	1,085	998	8.7
Noninterest expense	4,094	3,708	10.4
Income tax expense (benefit)	(353)	655	(153.9)
Net income (loss)	(525)	1,122	(146.8)
Effective dividend on preferred stock	188	188	---
Net income (loss) available to common stockholders	(713)	934	(176.3)

Selected Ratios and Other Information
	At or for the Three Months Ended September 30,		Percent Increase
	2010	2009	(Decrease)
Return on average equity	(4.24)%	9.47%	(144.8)%
Return on average assets	(.38)%	.84%	(145.2)
Interest rate spread	4.15%	4.02%	3.2
Diluted earnings per common share	$(0.16)	$0.21	(176.2)
Dividends paid on common shares	---	---	---
Non-performing assets to total assets	3.54%	3.05%	16.1
Allowance for loan losses to total loans	1.67%	1.29%	29.5
Allowance for loan losses to nonperforming loans	69.8%	50.3%	24.2

	Six Months ended September 30,		Percent Increase
	2010	2009	(Decrease)
(In thousands)
Interest income	$14,091	$14,066	0.2%
Interest expense	3,111	4,470	(30.4)
Net interest income	10,980	9,596	14.4
Provision for loan losses	4,415	932	373.7
Net interest income after provision for loan losses	6,565	8,664	(24.2)
Noninterest income	2,067	1,942	6.4
Noninterest expense	7,950	7,644	4.0
Income tax expense (benefit)	220	1,120	(80.4)
Net income	462	1,842	(74.9)
Effective dividend on preferred stock	376	376	---
Net income available to common stockholders	86	1,466	(94.1)

Other Selected Data
	At or For the Six Months Ended September 30,		Percent Increase
	2010	2009	(Decrease)
Return on average equity	1.84%	7.78%	(76.3)%
Return on average assets	.17	.70	(75.7)
Interest rate spread	4.26	3.77	11.5
Non-performing assets to total assets	3.54	3.05	16.1
Allowance for loan losses to total loans	1.67	1.29	29.5
Allowance for loan losses to nonperforming assets	43.8%	39.2%	11.7

Per share data
	At or For the Six Months ended September 30,		Percent Increase
	2010	2009	(Decrease)
Diluted earnings per common share	$.02	$.34	(94.1)%
Book value per common share	8.37	8.07	3.7
Dividends paid on common shares	---	---	---
Shares outstanding	4,361,658	4,361,658	---